Exhibit 99.2

RE/MAX, LLC Agrees to Purchase RE/MAX New Jersey Master Franchise

NJ Latest in Franchisor's Acquisition of Independent Regions

DENVER, Nov. 3, 2016 /PRNewswire/ -- RE/MAX, LLC, the global real estate franchisor headquartered in Denver, Colo., has signed an agreement to purchase the Master Franchise for the state of New Jersey from RE/MAX of New Jersey, Inc. The announcement comes less than six months after RE/MAX, LLC purchased the Master Franchise rights for Alaska and eight months after the company reacquired RE/MAX New York.

Joe Ventresca and Jeff Snyder established RE/MAX of New Jersey in 1985 and have built the region into a powerhouse with over 160 offices and nearly 3,000 Associates.

"I'm grateful for Joe and Jeff's contributions in building the brand and making RE/MAX the preeminent real estate franchise in New Jersey," said Dave Liniger, CEO, Chairman of the Board and Co-Founder of RE/MAX, LLC. "We're excited to continue growing these offices with our Broker/Owners by recruiting the most experienced agents in the business, making RE/MAX the No. 1 choice for buyers and sellers in the state."

RE/MAX of New Jersey agents represent approximately 6% of Realtors® in the state and they were No. 1 statewide in transaction sides in 2015.

The acquisition of the Region is expected to close before the end of the year. Following the purchase, 14 RE/MAX regions in the U.S. will be company-owned.

Elena Dean, who leads Regional Development for Pennsylvania and Delaware, will become Region Vice President of New Jersey as well. She has worked in RE/MAX Regional Development since 2006.

RE/MAX has a worldwide network of over 110,000 agents in over 100 countries and territories, a global footprint larger than any of its competitors.

About the RE/MAX Network:
RE/MAX was founded in 1973 by Dave and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Over 110,000 agents provide RE/MAX a global reach of over 100 countries and territories. Nobody sells more real estate than RE/MAX when measured by residential transaction sides.

RE/MAX, LLC, one of the world's leading franchisors of real estate brokerage services, is a wholly-owned subsidiary of RMCO, LLC, which is controlled and managed by RE/MAX Holdings, Inc. (NYSE:RMAX).

With a passion for the communities in which its agents live and work, RE/MAX is proud to have raised more than $150 million for Children's Miracle Network Hospitals® and other charities.

For more information about RE/MAX, to search home listings or find an agent in your community, please visit www.remax.com. For the latest news about RE/MAX, please visit www.remax.com/newsroom.

CONTACT: Cory Vasquez, Director of PR & Digital Communications, RE/MAX, LLC, (303) 796-3667, cjvasquez@remax.com